UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-09585

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01	Other Events.

Current hospital reimbursement for Calendar Year 2017, Abiomed Fiscal Year 2018

MS-DRG 215, Heart Assist System Implant, was recently confirmed for an Impella catheterization lab implant and ICU care in October 2016 through an update by the American Hospital Association (AHA) Coding Clinic publication. In addition to the October 2016 update, a recent AHA Coding Clinical publication in March 2017 added clarification of coding for implant of bi-ventricular Impella heart support along with the removal of the device provides hospital payment in MS-DRG 1 or 2 depending upon severity of illness.

Abiomed’s Impella technology is now most commonly reimbursed under four MS-DRG categories including: 1) assistance in the catheterization lab only in MS-DRGs 216-221; 2) implant, assistance and removal after leaving the catheterization lab in MS-DRG 215; 3) right and left side heart support known as bi-ventricular and removal in MS-DRG 1-2, and; 4) hospitals receiving transferred patients with removal of the device in MS-DRG 268-269. In prior years, Impella was primarily reimbursed in only one category of MS-DRGs 216-221. The American Hospital Association (AHA) and Centers for Medicare and Medicaid Services (CMS) have facilitated a system of care around the utilization of percutaneous heart pumps for the catheterization lab, ICU support, and transfer of patients to specialized centers. This progress also represents the expansion of Impella FDA indications for High Risk PCI, AMI Cardiogenic Shock, and bi-ventricular support.

Table A. Summary of common MS-DRGs for illustration only.

Common Impella Procedures*	MS-DRG	Current Rate (Sample 100 Impella sites)	Current Rate (All Hospitals)
Impella assistance in catheterization lab only	216	$70,299	$57,460
Impella implant with care after catheterization lab	215	$117,413	$95,971
Biventricular implant	1	$197,548	$161,472
ICU care and removal of Impella, after transfer from outlying hospital	268	$45,957	$37,564

*	Actual MS-DRGs may vary based on procedure.

Examples provided with Major Comorbidity or MCC.

‘All Hospitals’ include 3,405 medicare hospitals, and only approximately 1,400 have cath labs or operating rooms. Sample includes 100 Impella sites.

Centers for Medicare and Medicaid Services (CMS) Proposed Rule for the Inpatient Prospective Payment System (IPPS)

On Friday, April 14, 2017, the Centers for Medicare and Medicaid Services (CMS) released a draft of hospital payment levels proposed for patient discharges after October 1, 2017. The Proposed Rule for the Inpatient Prospective Payment System (IPPS) is available on the CMS website at cms.gov and is open for public comment until June 13, 2017. All discharges prior to October 1, 2017 would remain under the current payment levels, and the final rulemaking is expected to be released in August 2017. The final rulemaking may differ substantially from this proposal.

The text of the Proposed Rule did not discuss any specific information relating to payment, coding or MS-DRG assignments for Impella, percutaneous heart assist, or related technology. Data tables also released with the Proposed Rule include changes for all MS-DRGs which included a proposed reduction for MS-DRG 215 of 34.8%. The remaining MS-DRG categories have proposed changes ranging from -7% to +3.5%. All current MS-DRG rates will remain in place until October 2017.

Table B. Summary of common MS-DRGs from the Proposed Rule for illustration only.

Common Impella Procedures*	MS-DRG	Proposed FY2018 Rate (Sample 100 Impella sites)	Proposed FY2018 Payment (All Hospitals)
Impella assistance in catheterization lab only	216	$69,455	$57,622
Impella implant with care after catheterization lab	215	$76,525	$63,487
Biventricular implant	1	$183,776	$152,464
ICU care and removal of Impella, after transfer from outlying hospital	268	$47,580	$39,474

*	Actual MS-DRGs may vary based on procedure.

Examples provided with Major Comorbidity or MCC.

‘All Hospitals’ include 3,405 medicare hospitals, and only approximately 1,400 have cath labs or operating rooms. Sample includes 100 Impella sites.

A new formula for calculating all Medicare MS-DRG base weights, the calculation used to determine hospital payment level, was described in the Proposed Rule. However, no Impella patient claim data related to the change in the October 2016 American Hospital Association (AHA) Coding Clinic publication was included in the analysis for the proposed MS-DRG rate changes. Abiomed is reviewing the detailed data within the tables and will be discussing the appropriate DRG rates with CMS during the open comment period to confirm it accurately reflects the hospital resources required to treat these very ill patients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Abiomed, Inc.

By:	/s/ Michael J. Tomsicek
Michael J. Tomsicek
Vice President and Chief Financial Officer
(Principal Accounting and Financial Officer)

Date: April 17, 2017